Exhibit 99.1
WALL STREET PLAZA
88 PINE STREET, 32ND FLOOR
NEW YORK, NY 10005, US
TEL   + 1 212 850 5600
FAX  + 1 212 850 5790

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investor Relations:
Cara O’Brien/Melissa Myron
Media: Evan Goetz
Financial Dynamics
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES SECOND QUARTER RESULTS
~ Second Quarter Sales Increase 12.2% to a Record $107.3 Million ~
~Second Quarter Comparable Store Sales Increase 1.1%~
     ROCHESTER, N.Y. — October 17, 2006 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for the second quarter and six months ended September 23, 2006.
     Second quarter sales increased 12.2% to a record $107.3 million due to a 1.1% comparable store sales increase and a $12.2 million contribution from new stores, which includes $9.9 million related to the 75 ProCare Automotive locations that were acquired on April 29, 2006. Comparable store sales were driven by an approximate 9% increase in comparable store tire sales and an approximate 4% gain in the comparable store maintenance service category. The Company opened two locations and closed two during the quarter.
     Gross profit in the second quarter increased 11.0% to $44.1 million from $39.7 million last year. Gross margin was 41.1% compared to 41.6%. Vendor price increases on certain products, such as tires and oil, negatively impacted gross margin, and were partially offset by an increase in vendor rebates recorded as a reduction of cost of sales compared to the prior-year quarter. Selling, general, and administrative expenses were $32.1 million, or 29.9% of sales, versus $26.8 million, or 28.0% of sales, last year primarily due to the addition of the less profitable ProCare business and a corresponding increase in advertising spending. In addition, approximately one percentage point of the increase in selling, general, & administrative expenses was a result of certain vendor rebates shifting from SG & A into cost of sales due to the impact of EITF 02-16 on renegotiated vendor contracts.
     Second quarter net income was $5.6 million or $.37 per diluted share, which includes the previously disclosed $1.7 million after-tax impairment charge related to the Company’s Strauss Discount Auto equity investment. Excluding this one-time charge, net income was $7.3 million, or $.48 per diluted share, compared to $7.6 million, or $.51 per diluted share, last year.
     For the six month period, net sales increased 8.1% to $205.7 million from $190.3 million last year. Net income for the first six months of fiscal 2007 was $13.2 million, or $.87 per diluted share, which includes the aforementioned $1.7 million after-tax impairment charge. Excluding the one-time impairment charge, net income was $14.8 million, or $.98 per diluted share, versus $15.4 million, or $1.03 per diluted share, in the year-ago period.
     Robert G. Gross, President and Chief Executive Officer, commented, “During the second quarter, our comparable store sales showed sequential improvement each month and we ended the quarter with a 5% increase in September. As the external environment improved, our customers began to return to more normalized spending patterns and looked to Monro to provide many of the major maintenance services that had been deferred.”
     Mr. Gross continued, “In addition, we continued to make progress with the recently-acquired ProCare locations. We have substantially completed transitioning the stores to our proven business model and the new signage is in place. During the second quarter, we continued to see improvements in ProCare’s comparable store sales and the new stores were dilutive by $.02 to our bottom line, which was in-line with our expectations. We are planning to launch Grand re-Opening events in November and expect these sales-driving efforts to result in continued improvement in ProCare’s results, as well as benefit the Monro stores already in these markets. While we view fiscal 2007 as a transition year for the ProCare locations, we remain confident this group of stores will positively contribute to our bottom line in fiscal 2008 and beyond.”
     Based upon year-to-date results and current trends, the Company is tightening its anticipated earnings per diluted share range to $1.68 to $1.72, excluding the $.11 impact of the aforementioned one-

time impairment charge. The Company currently expects third quarter diluted earnings per share to be between $.31 and $.34, with a comparable store sales increase of 1% to 3%.
     Mr. Gross concluded, “The sequential improvement in sales during the second quarter validates our position as a trusted service provider in the industry and demonstrates that our strategy to drive traffic, build a loyal customer base, and increase our market share is working. That said, we are not satisfied with our second quarter results and are focused on driving further improvements in the second half of the year. In addition, we believe the challenging macroeconomic environment will present us with attractive acquisition opportunities and several possibilities are at various stages of negotiation.”
Monro Muffler Brake will be hosting a conference call today, October 17, 2006, at 11:00 a.m. Eastern to discuss the quarterly results. The call will be simultaneously broadcast over the Internet at www.vcall.com. An archive of the webcast will be available at this web site an hour after the live call through midnight October 31, 2006.
Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, ProCare, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 701 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses, the availability of vendor rebates, and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 2006 and subsequent periodic filings.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended Fiscal September
	2006	2005	% Change
Sales	$107,285	$95,641	12.2%
Cost of sales, including distribution and occupancy costs	63,181	55,897	13.0

Gross profit	44,104	39,744	11.0
Operating, selling, general and administrative expenses	32,108	26,777	19.9

Operating income	11,996	12,967	(7.5)
Interest expense, net	895	810	10.4
Other expense (income), net	2,148	(122)

Income before provision for income taxes	8,953	12,279	(27.1)
Provision for income taxes	3,357	4,666	(28.0)

Net income	$5,596	$7,613	(26.5)

Diluted earnings per common share	$.37	$.51	(27.5)

Weighted average number of diluted shares outstanding	15,202	14,986
Number of stores open, (at end of quarter)	701	625
MONRO MUFFLER BRAKE, INC.
Supplemental Information — Reconciliation of GAAP and Comparable Basis
Net Income and Earnings per Share
(Dollars in thousands, except per share amounts)

	Quarter Ended Fiscal September
	2006	2005
Net income as reported	$5,596	$7,613
Add back: Impairment charge	1,673

Comparable basis net income	$7,269	$7,613

Comparable basis diluted earnings per share	$.48	$.51

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended Fiscal September
	2006	2005	% Change
Sales	$205,730	$190,266	8.1%
Cost of sales, including distribution and occupancy costs	120,590	109,819	9.8

Gross profit	85,140	80,447	5.8
Operating, selling, general and administrative expenses	61,720	53,678	15.0

Operating income	23,420	26,769	(12.5)
Interest expense, net	1,530	1,692	(9.6)
Other expense, net	1,522	303

Income before provision for income taxes	20,368	24,774	(17.8)
Provision for income taxes	7,210	9,414	(23.4)

Net income	$13,158	$15,360	(14.3)

Diluted earnings per common share	$.87	$1.03	(15.5)

Weighted average number of diluted shares outstanding	15,209	14,926
MONRO MUFFLER BRAKE, INC.
Supplemental Information — Reconciliation of GAAP and Comparable Basis
Net Income and Earnings per Share
(Dollars in thousands, except per share amounts)

	Six Months Ended Fiscal September
	2006	2005
Net income as reported	$13,158	$15,360
Add back: Impairment charge	1,673

Comparable basis net income	$14,831	$15,360

Comparable basis diluted earnings per share	$.98	$1.03

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	September 23,	March 25,
	2006	2006
Assets
Current assets
Cash	$1,001	$3,780

Inventories	62,567	60,378

Other current assets	21,758	20,950

Total current assets	85,326	85,108

Property, plant and equipment, net	169,399	163,625

Other noncurrent assets	59,651	54,662

Total assets	$314,376	$303,395

Liabilities and Shareholders’ Equity

Current liabilities	$53,847	$53,716

Long-term debt	42,289	46,327

Other long-term liabilities	10,236	10,362

Total liabilities	106,372	110,405

Total shareholders’ equity	208,004	192,990

Total liabilities and shareholders’ equity	$314,376	$303,395

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